EXHIBIT 23.1

PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

September 21, 2011

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Journal of Radiology, Inc. of our report dated May 5, 2011, with respect to the balance sheets as of June 30, 2010, and the related statements of income, cash flows, and shareholders’ equity for the fiscal years period ended June 30, 2010, which appears on Form 10-K of Journal of Radiology, Inc for the fiscal year ended June 30, 2011.

.

Very truly yours,

/s/PLS CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board